Schedule A

1,000 shares were sold at $57.12

1,000 shares were sold at $56.50

1,000 shares were sold at $56.41

   700 shares were sold at $56.38

1,000 shares were sold at $56.40

1,000 shares were sold at $56.39

1,200 shares were sold at $56.32

1,100 shares were sold at $56.26

   300 shares were sold at $56.22

   500 shares were sold at $56.15

1,100 shares were sold at $56.14

1,000 shares were sold at $56.11

Total shares of 10,900 sold at an average of $56.3817